Exhibit 99.1

February 7, 2022 08:30M EST

Air Industries Group Receives $12.4 Million Order for Complete Landing Gear for the US Navy, E-2D Advanced Hawkeye, Airborne Early Warning Aircraft

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that its Long Island based subsidiary, Air Industries Machining Corp., has been awarded a contract to produce complete Main and Nose landing gear and ancillary components for the US Navy’s E-2D Advanced Hawkeye, airborne early warning aircraft. The contract value is approximately $12.4 million with deliveries beginning next year and is expected to be completed in 2024.

The E-2D is a vital aircraft for the US Navy. The aircraft provides all-weather airborne early warning and command and control capabilities for all US Navy aircraft carrier battle groups. E-2 aircraft are also operated by several foreign militaries, most notably Japan which operates the latest E-2D variant.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “This contract win is significant. The E-2D and earlier variants of the aircraft have been an important platform at Air Industries for decades. The evolution of our E-2D product mirrors the development of our business over the years. We began producing individual parts for the landing gear as a Tier 2 supplier. Today we manufacture complete, ready to install, landing gear, as a Tier 1 supplier to the Original Equipment Manufacturer. The E-2D Aircraft is one of five major aircraft platforms we support and it represented approximately 15% of our total sales in 2021.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7078

ir@airindustriesgroup.com